STOCK PURCHASE AGREEMENT

                                      AMONG

                       NATIONAL INVESTMENT MANAGERS INC.,

                                  PENTEC, INC.,

                         PENTEC CAPITAL MANAGEMENT, INC.

                                       AND

                               MICHAEL E. CALLAHAN




                          Dated as of February 28, 2007




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                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

ARTICLE I SALE AND PURCHASE OF SHARES
      1.1   Sale and Purchase of Shares ....................................   1

ARTICLE II PURCHASE PRICE AND PAYMENT
      2.1   Amount of Purchase Price .......................................   1
      2.2   Payment of Purchase Price ......................................   1
      2.3   Net Working Capital Adjustment .................................   2
      2.4   Additional Consideration .......................................   2

ARTICLE III CLOSING AND TERMINATION
      3.1   Closing Date ...................................................   3
      3.2   Termination of Agreement .......................................   3
      3.3   Procedure Upon Termination .....................................   4
      3.4   Effect of Termination ..........................................   4

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER
      4.1   Organization and Good Standing .................................   4
      4.2   Authority ......................................................   4
      4.3   Shares .........................................................   5
      4.4   Basic Corporate Records ........................................   5
      4.5   Minute Books ...................................................   5
      4.6   Subsidiaries and Affiliates ....................................   6
      4.7   Consents .......................................................   6
      4.8   Financial Statements ...........................................   6
      4.9   Records and Books Account ......................................   7
      4.10  Absence of Undisclosed Liabilities .............................   7
      4.11  Taxes ..........................................................   7
      4.12  Account Receivable .............................................   9
      4.13  Inventory ......................................................   9
      4.14  Machinery and Equipment ........................................  10
      4.15  Title to Properties; Certain Real Property Matters .............  10
      4.16  Leases .........................................................  11
      4.17  Patents, Software, Trademarks, Etc. ............................  12
      4.18  Insurance Policies .............................................  12
      4.19  Banking and Personnel Lists ....................................  13
      4.20  Lists of Contracts, Etc. .......................................  13
      4.21  Compliance With the Law ........................................  15
      4.22  Litigation, Pending Labor Disputes .............................  15
      4.23  Absence of Certain Changes or Events ...........................  16
      4.24  Employee Benefit Plans .........................................  17


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      4.25  Product Warranties and Product Liabilities .....................  18
      4.26  Assets .........................................................  18
      4.27  Absence of Certain Commercial Practices ........................  19
      4.28  Licenses, Permits, Consents and Approvals ......................  19
      4.29  Environmental Matters ..........................................  19
      4.30  Broker .........................................................  21
      4.31  Related Party Transactions .....................................  21
      4.32  Patriot Act ....................................................  21
      4.33  Disclosure .....................................................  22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER
      5.1   Organization and Good Standing .................................  22
      5.2   Authority ......................................................  22
      5.3   Conflicts; Consents of Third Parties ...........................  22
      5.4   Litigation .....................................................  23
      5.5   Investment Intention ...........................................  23
      5.6   Broker .........................................................  23

ARTICLE VI COVENANTS
      6.1   Access to Information ..........................................  23
      6.2   Conduct of the Business Pending the Closing ....................  24
      6.3   Consents .......................................................  26
      6.4   Other Actions ..................................................  26
      6.5   No Solicitation ................................................  26
      6.6   Preservation of Records ........................................  27
      6.7   Publicity ......................................................  27
      6.8   Use of Name ....................................................  27
      6.9   Employment Agreements ..........................................  27
      6.10  Board of Directors .............................................  27
      6.11  Financial Statements ...........................................  28
      6.12  Tax Election ...................................................  28
      6.13  Tax Matters ....................................................  28

ARTICLE VII CONDITIONS TO CLOSING
      7.1   Conditions Precedent to Obligations of Purchaser ...............  30
      7.2   Conditions Precedent to Obligations of the Seller ..............  32

ARTICLE VIII DOCUMENTS TO BE DELIVERED
      8.1   Documents to be Delivered by the Seller ........................  33
      8.2   Documents to be Delivered by the Purchaser .....................  33

ARTICLE IX INDEMNIFICATION
      9.1   Indemnification ................................................  33
      9.2   Limitations on Indemnification for Breaches of
            Representations and Warranties .................................  34
      9.3   Indemnification Procedures .....................................  35
      9.4   Tax Treatment of Indemnity Payments ............................  36


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ARTICLE X MISCELLANEOUS
      10.1  Payment of Sales, Use or Similar Taxes .........................  36
      10.2  Survival of Representations and Warranties .....................  36
      10.3  Expenses .......................................................  36
      10.4  Specific Performance ...........................................  36
      10.5  Further Assurances .............................................  37
      10.6  Submission to Jurisdiction; Consent to Service of Process ......  37
      10.7  Table of Contents and Headings .................................  37
      10.8  Governing Law ..................................................  38
      10.9  Table of Contents and Headings .................................  38
      10.10 Notices ........................................................  38
      10.11 Severability ...................................................  39
      10.12 Binding Effect; Assignment .....................................  39


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

                            STOCK PURCHASE AGREEMENT


            STOCK PURCHASE AGREEMENT, dated as of February 28, 2007 (the "Agreement"), among National Investment Managers Inc., a corporation organized under the laws of Florida (the "Purchaser"); Pentec, Inc., a corporation organized under the laws of Connecticut ("Pentec"); Pentec Capital Management, Inc., a corporation organized under the laws of Connecticut ("PCM" and collectively with Pentec, the "Company"), and Michael E. Callahan (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the Seller owns an aggregate of 790 shares of common stock, par value $10 per share, of Pentec (the "Pentec Shares") and 100 shares of common stock, no par value per share, of PCM (the "PCM Shares" and collectively with the Pentec Shares, the "Shares"), which Shares constitute all of the issued and outstanding shares of capital stock of PCM and Pentec, respectively; and

            WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE I
                           SALE AND PURCHASE OF SHARES

            1.1 Sale and Purchase of Shares.

            Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares.

                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

            2.1 Amount of Purchase Price. The purchase price for the Shares shall be an amount equal to 3,217,000.00 (three million two hundred and seventeen thousand US dollars) (the "Purchase Price") consisting of (i) $1,517,000 (one million five hundred and seventeen thousand US dollars) in cash (the "Cash Purchase Price"), (ii) $1,450,000.00 (one million four hundred and fifty thousand US dollars) evidenced by a promissory note in the form of exhibit 2.1(ii) hereto, payable to the Seller (the "Note") and (iii) $250,000.00 (two hundred and fifty thousand US dollars) evidenced by 403,225 shares of common stock of the Purchaser, payable to the Seller (the "NIM Shares").

            2.2 Payment of Purchase Price. On the Closing Date, the Purchaser shall (i) pay the Cash Purchase Price to the Seller, which shall be paid by the delivery to Seller of a certified or bank cashier's check in New York Clearing House Funds, payable to the order of the Seller or, at the Purchaser's option, by wire transfer of immediately available funds into accounts designated by the Seller, and (ii) deliver the Note and the NIM Shares to the Seller.

            2.3 Adjustments to the Note.

            (a) Within 30 days after the first six month period that begins on March 1, 2007 and ends on September 1, 2007 and for each of the second, third, fourth and fifth six-month periods following September 1, 2007, commencing with the six-month period that ends on March 1, 2008 (each a "Measurement Period"), the Purchaser shall cause to be prepared and delivered to the Seller a statement of operations of PCM and Pentec for the immediately preceding Measurement Period, determined in accordance with United States generally accepted accounting principles ("GAAP") and the principles set forth in Schedule A hereto. Such statements of operations (each a "Statement of Operations") shall include (i) a separate calculation of PCM's and Pentec's combined earnings before interest, taxes, depreciation and amortiziation for each Measurement Period, determined in accordance with the principles set forth in Schedule A hereto ("Adjusted EBITDA"); (ii) a determination as to whether the Adjusted EBITDA of $350,000 for each Measurement Period (the "Target EBITDA") has been achieved; and (iii) the amount of the Shortfall or Additional EBITDA (as defined below), as applicable, for each Measurement Period. Unless within ten (10) days of delivery of such Statement of Operations by Purchaser to Seller, Purchaser shall have received a written objection from Seller to such Statement of Operations, then such draft shall be considered the final Statement of Operations of the Company for such period (the "Final Statement of Operations"). If within ten (10) days of delivery of the Statement of Operations by Purchaser to Seller, Purchaser shall have received a written objection from Seller to such Statement of Operations, then the Seller and Purchaser shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be final, binding and conclusive. If the Seller and the Purchaser are unable to reach a resolution with such effect within ten (10) days of the Purchaser's receipt of the Seller's written notice of objection, the Seller and the Purchaser shall submit such dispute for resolution to an independent accounting firm mutually appointed by the Seller and the Purchaser (the "Independent Accounting Firm"), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. In the event that the parties cannot agree on the identity of the accounting firm, the firm to be used shall be selected by lot from among the regional accounting firms having offices in the New York, New York area, other than those firms which have had a material relationship with Seller or Purchaser or any of their respective affiliates. If either party fails to cooperate in selecting the accounting firm, the other party may apply to the New York, New York office of the American Arbitration Association, which shall have the power to designate the Independent Accounting Firm. The fees and disbursements of the Independent Accounting Firm shall initially be paid by the Seller, provided, however, in the event that the Independent Accounting Firm determines that the Seller's objection to the statement of operations are valid, then the Purchaser shall pay the fee payable to the Independent Accounting Firm.


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

            (b) If the Adjusted EBITDA of the Company for any of the Measurement Periods is less than the Target EBITDA (the "Shortfall"), then the next installment payment of principal due pursuant to the Note with respect to that Measurement Period shall be reduced by the amount of the Shortfall; provided, however, that if the Adjusted EBITDA of the Company for any of the Measurement Periods is greater than the Target EBITDA (the "Additional EBITDA"), then the principal amount payable pursuant to the relevant installment period shall be increased by an amount equal to the lesser of (i) any prior Shortfall, or (ii) the amount of Additional EBITDA. Any Additional EBITDA that is not used to make up for past Shortfalls may be carried forward to future Measurement Periods.

            (c) Notwithstanding the foregoing, in no event shall the Notes exceed their initial aggregate value.

            (d) Solely in connection with the preparation and review of the Statements of Operations:

                  (i) the Purchaser shall give the Seller and his accountants reasonable access to the books and records of the Company, and shall cause employees of the Company to cooperate with him and provide him with all information reasonably requested, all after receiving reasonable notice from him of his requirements and reaching agreement as to mutually convenient times for review; and

                  (ii) the Seller and the Purchaser, to the extent within their respective control, shall give to each other and their agents access to the work papers and other materials and documents used or produced in connection with the preparation and review of the Statements of Operations.

            (e) Notwithstanding anything to the contrary contained herein, there shall be no reduction in the amount of a payment under the Note if such payment is made after the date on which (i) the Seller's employment is terminated without Cause (as defined in the Employment Agreement, dated as of the date hereof, among the Seller, Pentec and PCM (the "Employment Agreement")); or (ii) after the Purchaser experiences a Change in Control (as defined below), Pentec or PCM is required to include any proprietary products in its product offerings to customers.

            (f) Notwithstanding anything to the contrary contained herein, in the event the Purchaser experiences a Change in Control (as defined below), the Purchaser shall within 30 days cause a Statement of Operations to be prepared in accordance with Section 2.3 with respect to the portion of the then-current Measurement Period that elapsed prior to the Change in Control (the "Stub Period"). If the Adjusted EBITDA for such Stub Period is equal to or greater than the Target EBITDA for such Stub Period (pro-rated by multiplying $350,000 by a fraction (the "Pro-Ration Factor") the numerator of which shall be the number of days that elapsed in the Stub Period, and the denominator of which


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

shall be 180), then the Purchaser shall promptly pay to the Seller in cash an amount equal to the next installment payment due under the Note. If the Adjusted EBITDA for such Stub Period is less than the Target EBITDA for such Stub Period, then the Adjusted EBITDA for the entire Measurement Period will be calculated in accordance with the procedures set forth in Section 2.3(a). Regardless of whether the Adjusted EBITDA for such Stub Period is greater or less than the Target EBITDA for such Stub Period, the calculation of the Adjusted EBITDA in all subsequent Measurement Periods will proceed in the manner described in
Section 2.3(a). A "Change in Control" means any of the following: (i) any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the then outstanding voting equity interests of the Purchaser (other than a "Person" or "group" that beneficially owns 50% or more of such outstanding voting equity interests on the date hereof); (ii) the Purchaser sells, leases, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the Purchaser merges or consolidates with or into any other "Person", or any other "Person" merges or consolidates with or into the Purchaser, in each case unless the holders of a majority of the outstanding voting equity interests of the Purchaser immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting equity interests of the resulting or surviving entity.

            (g) In the event that at any time prior to June 30, 2009, Pentec or PCM is merged or consolidated with or into, or all or substantially all of the assets of Pentec or PCM are sold or otherwise transferred to, or Pentec's or PCM's operations are otherwise integrated with, any other corporation, partnership, limited liability company or other business entity, the Purchaser covenants and agrees that it shall use its best efforts to ensure that the accounting and financial records of the businesses of Pentec and PCM be separately maintained until June 30, 2009, to enable the calculation of the Adjusted EBITDA to be unaffected by the financial impacts of the transactions referred to in this Section 2.3(g) and in accordance with the requirements of this Agreement.

                                  ARTICLE III
                             CLOSING AND TERMINATION

            3.1 Closing Date.

            Subject to the  satisfaction of the conditions set forth in Sections
7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in
Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 1065 Avenue of the Americas, New York, New York 10018 (or at such other place as the parties may designate in writing) on such date as the Seller and the Purchaser may designate. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

            3.2 Working Capital At Closing.

            The Seller shall cause the Company's working capital (i.e., cash, marketable securities, accounts receivable and accounts payable) (the "Working Capital") as of the Closing to be a deficit of not more than $283,000. This amount shall be sufficient for Purchaser to operate the business of Pentec and PCM in the ordinary course of business for at least one (1) month after the Closing Date without having to advance funds, either directly or indirectly though a capital raising project, to either Pentec or PCM. In the event that the amount of Working Capital is not sufficient to meet the requirement described in this Section 3.2, the Seller will be required to lend funds to Pentec and/or PCM in order to cover such deficiency in the Working Capital.


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

            3.2 Termination of Agreement.

                  This Agreement may be terminated prior to the Closing as follows:

            (a) At the election of the Seller or the Purchaser on or after March 31, 2007, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

            (b) by mutual written consent of the Seller and the Purchaser; or

            (c) by the Seller or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

            3.3 Procedure Upon Termination.

                  In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

            3.4 Effect of Termination.

                  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company, the Seller or the Company; provided, however, that the obligations of the parties set forth in Section 10.4 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section
3.4 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement.


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

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE SELLER. PENTEC AND PCM

                  The Seller, Pentec and PCM hereby jointly and severally represent and warrant to the Purchaser that:

            4.1. Organization and Good Standing. Each of Pentec and PCM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Neither Pentec nor PCM is required to be qualified to transact business in any other jurisdiction where the failure to do so would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or financial condition of Pentec or PCM, taken as a whole, or (iii) a material adverse effect on Pentec's or PCM's ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a "Material Adverse Effect").

            4.2. Authority.

                  (a) Pentec and PCM each has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

                  (b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Board of Directors of PCM and Pentec, having full power and authority to authorize such actions.

                  (c) Subject to any consents required under Section 4.7 below, the Seller Pentec and PCM have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Seller, Pentec and PCM and constitutes a valid and binding obligation of the Seller, Pentec and PCM, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and subject to general principles of equity that restrict the availability of equitable remedies.

                  (d) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller, Pentec or PCM is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of Pentec or PCM, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Seller, Pentec or PCM in any way.


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

            4.3. Shares.

                  (a) The authorized capital stock of Pentec consist of 5,000 shares of common stock, par value $10 per share, of which 790 shares have been issued to Seller and constitute the only shares of capital stock outstanding. All of the Pentec Shares are duly authorized, validly issued, fully paid and non-assessable.

                  (b) The authorized capital stock of PCM consist of 5,000 shares of common stock, no par value per share, of which 100 shares have been issued to Seller and constitute the only shares of capital stock outstanding. All of the PCM Shares are duly authorized, validly issued, fully paid and non-assessable.

                  (c) The Seller is the lawful record and beneficial owner of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Schedule 4.3, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

                  (d) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Pentec or PCM is or may become obligated to issue, assign or transfer any shares of capital stock of Pentec or PCM. Upon the delivery to Purchaser on the Closing Date of the certificates representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of Pentec and PCM, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

            4.4. Basic Corporate Records. The copies of the Articles of Incorporation of Pentec and PCM (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of Pentec and PCM, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Pentec's or PCM's secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

            4.5. Minute Books. The minute books of Pentec and PCM, which have been exhibited to the Purchaser, contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Board of Directors and committees of such Board of Directors of Pentec and PCM, if any, and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, Board of Directors and committees of such Board of Directors of Pentec and PCM.

            4.6. Subsidiaries and Affiliates. Neither Pentec nor PCM owns beneficially or of record any securities of or other ownership interests in any business, entity, enterprise or organization.

            4.7. Consents. Except as set forth in Schedule 4.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by Pentec and PCM, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of Pentec or PCM.

            4.8. Financial Statements. Seller will deliver to Purchaser no later than thirty (30) days after to Closing copies of the following financial statements (which include all schedules attached thereto), all of which, except as set forth in Schedule 4.8, (i) will be true, complete and correct in all material respects, (ii) will have been prepared on a compilation basis from the books and records of Pentec and PCM in accordance with GAAP consistently applied, and (iii) will fairly present, in all material respects, the financial condition, assets, liabilities and results of operations of Pentec and PCM as of the date thereof and for the period covered thereby:

            the unaudited balance sheet of Pentec and PCM as at December 31, 2006, and the related unaudited statements of operations, stockholder's equity and of cash flows of Pentec and PCM for the year then ended (such statements, including the related schedules thereto, are referred to herein as the "Financial Statements").

            In such Financial Statements, the statements of operations shall not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as set forth in Schedule 4.8. There will not be any facts known to the Seller, Pentec or PCM that, under generally accepted accounting principles consistently applied, would alter the information that would be contained in the foregoing Financial Statements in any material way, except as set forth in Schedule 4.8.

            For the purposes hereof, the balance sheet of Pentec and PCM as of December 31, 2006 is referred to as the "Balance Sheet" and December 31, 2006 is referred to as the "Balance Sheet Date".

            4.9. Records and Books of Account. The records and books of account of Pentec and PCM reflect all material items of income and expense and all material assets, liabilities and accruals, and have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis.

            4.10. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements or disclosed in
Schedule 4.10, there are no liabilities or obligations of Pentec or PCM of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of either Pentec or PCM under any pension, health and welfare benefit plan, vacation plan or other plan of Pentec or PCM, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and
(iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that would reasonably be expected to result in any material liability of Pentec or PCM, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with Pentec's or PCM's recent customary business practice, none of which would reasonably be expected to have a Material Adverse Effect.

            4.11 Taxes.

                  (a) For purposes of this Agreement, "Tax" or "Taxes" refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) (i) Both Pentec and PCM have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Pentec and PCM with any Tax authority. All such Returns are true, correct and complete in all material respects. Both Pentec and PCM have paid all Taxes shown to be due on such Returns. Except as listed on Schedule 4.11 hereto, neither Pentec nor PCM is currently the beneficiary of any extensions of time within which to file any Returns. The Seller, Pentec and PCM have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by Pentec and PCM in the last three (3) years.

                        (ii) Both Pentec and PCM, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid.

                        (iii) Neither Pentec nor PCM has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against Pentec or PCM. Neither Pentec nor PCM has executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                        (iv) There is no dispute,  claim, or proposed adjustment
concerning any Tax liability of Pentec or PCM either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against Pentec or PCM which has not been satisfied. Neither Pentec nor PCM is a party to nor has either Pentec or PCM been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does Pentec or PCM have any reason to believe that any such notice will be received in the future. Neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of Pentec or PCM. Neither Pentec nor PCM has filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by Pentec or PCM or its Affiliates with respect to any matter relating to Taxes of either Pentec or PCM. There are no Tax liens of any kind upon any property or assets of Pentec or PCM, except for inchoate liens for Taxes not yet due and payable.

                        (v) Neither Pentec nor PCM has any liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

                        (vi) There is no contract, agreement, plan or arrangement to which Pentec or PCM is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of either Pentec or PCM that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). There is no contract, agreement, plan or arrangement to which either Pentec or PCM is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                        (vii) Neither Pentec nor PCM has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Pentec or PCM.

                        (viii) Neither Pentec nor PCM is a party to, nor does it have any obligation under, any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                        (ix) None of either Pentec's or PCM's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

            4.12. Accounts Receivable. The accounts receivable of both Pentec and PCM shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. All such accounts receivable are and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of Pentec and PCM, including the Financial Statements, and to the Seller's knowledge, will be paid in accordance with their terms. Except as listed on
Schedule 4.12 hereto, all such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business. Seller expressly acknowledges that all account receivables, as of the Closing Date, whether incurred prior or subsequent to the Closing Date, will be property of Pentec and PCM, which is in turn property of the Purchaser and the Seller further acknowledges that he will have no claim to the account receivables existing as of or after the Closing Date. If expressly required to do so by the Purchaser, Pentec and PCM will continue to invoice and collect on the account receivables in accordance with their standard collection procedures.

            4.13. Intentionally Left Blank.

            4.14. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all computers and related software, machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter "Fixed Assets") of Pentec and PCM currently being used in the conduct of its business, or included in determining the net book value of Pentec or PCM on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by Pentec or PCM, are in fully serviceable working condition and repair, ordinary wear and tear excepted. Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date. Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by Pentec and PCM are situated at its business premises and are currently used in its business. Schedule 4.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which Pentec and PCM is responsible (copies of all agreements relating thereto having been delivered to the Purchaser), and all such property is in Pentec's or PCM's actual possession and is in such condition that upon the return of such property in its present condition to its owner, Pentec or PCM will not be liable in any amount to such owner. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of either Pentec or PCM relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery. All Fixed Assets of Pentec and PCM are set forth on Schedule 4.14 hereto.

            4.15. Real Property Matters. Neither Pentec nor PCM owns any real property as of the date hereof and neither of them has owned any real property during the three years preceding the date hereof.

            4.16. Leases. All leases of real and personal property of Pentec and PCM are described in Schedule 4.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor's rights, and have not been assigned or encumbered. Pentec and PCM have performed in all material respects the obligations required to be performed by them under all such leases to date and they are not in default in any material respect under any of said leases, except as set forth in Schedule 4.16, nor have they made any leasehold improvements required to be removed at the termination of any lease, except signs. To the Seller's knowledge, no other party to any such lease is in material default thereunder. Except as noted on Schedule 4.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

            4.17. Patents, Software, Trademarks, Etc. Both Pentec and PCM own, or possess adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct their business as now operated by them. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to Pentec and PCM and applications for any thereof (hereinafter the "Intangibles") are described or referenced in Schedule 4.17. Seller hereby specifically acknowledges that all right, title and interest in and to all patents and software listed on Schedule 4.17 as patents owned by Pentec and PCM are owned by Pentec and PCM and that the ownership of such patents and software will be transferred as part of Pentec and PCM to Purchaser as part of the transaction contemplated hereby. No officer, director, shareholder or employee of either Pentec or PCM or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to either Pentec or PCM or related to the Business except as listed in Schedule 4.17. All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Schedule 4.17. Neither Pentec nor PCM has been charged with, nor to the Seller's knowledge has it infringed or is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Seller, Pentec nor PCM have received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. Pentec and PCM are not now manufacturing any goods under a present permit, franchise or license, except as set forth in said Schedule 4.17. The consummation of the transactions contemplated hereby will not alter or impair any rights of either Pentec or PCM in any such Intangibles or in any such permit, franchise or license, except as described in Schedule 4.17. The Intangibles and Pentec and PCM's tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that Pentec and PCM can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. Pentec and PCM have the sole and exclusive right to use their corporate and trade names in the jurisdictions where they transact business.

            4.18. Insurance Policies. There is set forth in Schedule 4.18 a list and brief description of all insurance policies on the date hereof held by Pentec or PCM or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder. Schedule 4.18 also sets forth, in the case of any life insurance policy held by Pentec and PCM, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, or if not due, properly accrued on the Balance Sheet. All claims, if any, made against Pentec and PCM which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies. Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expire prior to the Closing Date. No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the knowledge of the Seller, Pentec and PCM, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Seller, Pentec or PCM.

            4.19. Banking and Personnel Lists. The Seller, Pentec and PCM will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to Pentec and PCM:

                        (i) The name of each bank in which Pentec and PCM has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

                        (ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of Pentec and PCM, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

                        (iii) A schedule of workers' compensation payments of Pentec and PCM over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of Pentec and PCM against the workers' compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

                        (iv) The name of all pensioned employees of Pentec and PCM whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

                        (v) The name, address, telephone number, facsimile number, email address, the name of the principal contact and all other relevant contact information of all clients and customers of Pentec and PCM.

            4.20. Lists of Contracts, Etc. There is included in Schedule 4.20 a list of the following items (whether written or oral) relating to Pentec and PCM, which list identifies and fairly summarizes each item:

                        (i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

                        (ii) All joint venture contracts of Pentec and PCM or affiliates relating to the Business;

                        (iii) All contracts of Pentec and PCM relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by Pentec and PCM.

                        (iv) All agreements of Pentec and PCM relating to the supply of raw materials for and the distribution of the products of the Business, including without limitation all sales agreements, manufacturer's representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

                        (v)  All  contracts   that   individually   provide  for
aggregate future payments to or from any of Pentec and PCM of $10,000 or more, to the extent not included in (i) through (iv) above;

                        (vi) All contracts of Pentec and PCM that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

                        (vii) A complete list of all outstanding powers of attorney granted by Pentec or PCM; and

                        (viii) All other contracts of Pentec and PCM material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

            Except as set forth in Schedule 4.20, (i) all contracts, agreements and commitments of Pentec and PCM set forth in Schedule 4.20 are valid, binding and in full force and effect, and (ii) neither Pentec nor PCM nor, to the Seller's knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Except as set forth in Schedule 4.20, the sale of the Shares by the Seller in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of Pentec and PCM set forth in Schedule 4.20, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on Pentec and PCM resulting from the sale of the Shares by the Seller. True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule
4.20 have been delivered to the Purchaser.

            There are no pending disputes with customers or vendors of Pentec and PCM regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $10,000 except as described on Schedule 4.20 hereto. To the knowledge of Seller, Pentec and PCM, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with Pentec and PCM after completion of the transactions contemplated by this Agreement.

            4.21. Compliance With the Law. Pentec and PCM are not in material violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). Except as set forth in Schedule 4.21, neither Pentec nor PCM has been and neither of them is now charged with, or to the knowledge of the Seller or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of Seller, Pentec or PCM, are there any circumstances that would reasonably be expected to give rise to any such violation. Pentec and PCM have filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

            4.22. Litigation; Pending Labor Disputes. Except as specifically identified on Schedule 4.22:

                        (i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller, Pentec or PCM, threatened, against the Seller, Pentec or PCM, relating to the Business or Pentec or PCM or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Seller, Pentec or PCM for any such action.

                        (ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller, Pentec or PCM relating to the Business or Pentec and PCM the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by Pentec and PCM or which limit or control or otherwise adversely affect its method or manner of doing business.

                        (iii) No work stoppage has occurred and is continuing or, to the knowledge of Seller, Pentec or PCM, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of Pentec and PCM.

                        (iv) There are no pending labor negotiations or union organization efforts relating to employees of Pentec or PCM.

                        (v) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Seller, Pentec or PCM, threatened before any governmental or regulatory agency or authority or any court relating to employees of Pentec and PCM.

            4.23. Absence of Certain Changes or Events. Neither Pentec nor PCM has, since the Balance Sheet Date, except as described on Schedule 4.23:

                        (i)  Incurred  any  material   obligation  or  liability
(absolute,   accrued,   contingent  or  otherwise)  except  for  obligations  or
liabilities incurred in the ordinary course, and any such obligation or liability incurred in the ordinary course would not have a Material Adverse Effect, except for claims, if any, that are adequately covered by insurance;

                        (ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that would not have a Material Adverse Effect;

                        (iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except
(a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

                        (iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

                        (v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which would not have a Material Adverse Effect;

                        (vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

                        (vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent, other than regularly scheduled increases that are consistent with past practices;

                        (viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $10,000.00 in the aggregate;

                        (ix)  Except  for  this  Agreement,   entered  into  any
material transaction;

                        (x)  Issued  any  stocks,   bonds,  or  other  corporate
securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

                        (xi) Experienced damage, destruction or loss (whether or not covered by insurance) that would individually or in the aggregate have a Material Adverse Effect or experienced any other material adverse change or changes individually or in the aggregate that would have a Material Adverse Effect.

            4.24. Employee Benefit Plans.

                  (a) Schedule 4.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by Pentec and PCM at any time during the five (5) years prior to the date hereof.

                  (b) Except as would not be expected to have a Material Adverse Effect, there has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by Pentec and PCM. With respect to any Employee Programs now or heretofore maintained by Pentec and PCM, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, Pentec, PCM or any affiliate (as defined below) and that would not have a Material Adverse Effect. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) that would not have a Material Adverse Effect is pending or, to the knowledge of Pentec, PCM or Seller, threatened with respect to any such Employee Program.

                  (c) Except as set forth in Schedule 4.24 attached hereto, neither Pentec, PCM nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

                  (d) For purposes of this Section 4.24:

                        (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                        (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                        (iii) An entity is an "affiliate" of Pentec or PCM for purposes of this Section 3.24 if it would have ever been considered a single employer with Pentec or PCM under ERISA Section 4001(b) or part of the same "controlled group" as Pentec or PCM for purposes of ERISA Section 302(d)(8)(C); and

                        (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

            4.25. Product Warranties and Product Liabilities. The product warranties and return policies of Pentec and PCM in effect on the date hereof (if any) and the types of products to which they apply are described on Schedule
4.25 hereto. Schedule 4.25 also sets forth all product liability claims involving amounts in controversy in excess of $10,000 that are currently either pending or, to the Seller's, Pentec's or PCM's knowledge, threatened against Pentec or PCM. Pentec and PCM have not paid in the aggregate, or allowed as credits against purchases, or received claims for more than one percent (1%) per year of gross sales, as determined in accordance with GAAP consistently applied, during the past three years pursuant to obligations under any warranty or any product liability claim with respect to goods manufactured, assembled or furnished by Pentec or PCM. To the Seller's knowledge, the future cost of performing all such obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

            4.26. Assets. The assets of Pentec and PCM are located at the locations listed on Schedule 4.26 attached hereto. Except as described in
Schedule 4.26, the assets of Pentec and PCM are, and together with the additional assets to be acquired or otherwise received by Pentec and PCM prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by Pentec and PCM. Pentec and PCM are the only business organizations through which the Business is conducted. Except as set forth in Schedule 4.16 or Schedule 4.26, all assets owned and used by the Seller, Pentec and PCM to conduct the Business are, and will on the Closing Date be, owned by Pentec and PCM.

            4.27. Absence of Certain Commercial Practices. Except as described on Schedule 4.27, neither Pentec, PCM nor the Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for Pentec or PCM or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

            4.28.  Licenses,  Permits,  Consents and  Approvals.  Pentec and PCM
have, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, "Licenses") required to conduct the Business and the absence of any of which would have a Material Adverse Effect. All Licenses of Pentec and PCM are listed on Schedule 4.28 hereto. At the Closing, Pentec and PCM will have all such Licenses which are material to the conduct of the Business and the absence of any of which would have a Material Adverse Effect, and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 4.28, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a "Filing") will be required as a result of the sale of the Shares by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of Pentec or PCM pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon Pentec or PCM or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of Pentec and PCM and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

            4.29. Environmental Matters. Except as set forth on Schedule 4.29 hereto:

            (a) To the Seller's knowledge, the operations of Pentec and PCM are in compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity ("Environmental Laws") and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

            (b) To the Seller's knowledge, Pentec and PCM have obtained all permits required under all applicable Environmental Laws necessary to operate the Business;

            (c) Pentec and PCM are not the  subject of any  outstanding  written
order  or  Contract  with  any  governmental   authority  or  person  respecting
Environmental Laws or any violation or potential violations thereof; and,

            (d) Pentec and PCM have not received any written communication alleging either or both that Pentec or PCM may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

            4.30 Broker. Except as specified in Schedule 4.30, neither Pentec, PCM nor the Seller has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser, Pentec and PCM shall not be obligated to pay any fee or commission associated with the retention or engagement by Pentec, PCM or Seller of any broker in connection with any transaction contemplated by this Agreement.

            4.31. Related Party Transactions. Except as described in Schedule 4.31, all transactions during the past five years between Pentec or PCM and any current or former shareholder or any entity in which Pentec or PCM or any current or former shareholder had or has a direct or indirect interest have been fair to Pentec and PCM as determined by the Board of Directors of each company. No portion of the sales or other on going business relationship of Pentec or PCM is exclusively dependent upon the friendship or the personal relationships (other than those customary within business generally) of the Seller, except as described in Schedule 4.31. During the past five (5) years, neither Pentec nor PCM has forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by the Seller.

            4.32 Patriot Act.  Pentec,  PCM and the Seller  certify that neither
Pentec nor PCM has been designated, and is not owned or controlled, by a "suspected terrorist" as defined in Executive Order 13224. Pentec, PCM and the Seller hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Pentec, PCM and the Seller hereby represent, warrant and agree that:
(i) none of the cash or property that the Seller has contributed or paid or will contribute or will contribute and pay to Pentec and PCM has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) the business of Pentec and PCM has been conducted in material compliance with the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Seller shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Seller, Pentec or PCM. The Seller agrees to provide the Purchaser any additional information regarding Pentec and/or PCM that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

            4.33. Disclosure. All statements contained in any contract, schedule, closing certificate, opinion, or other closing document delivered by or on behalf of the Seller, Pentec or PCM pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller, Pentec and PCM herein. No statement, representation or warranty by the Seller, Pentec or PCM in this Agreement or in any contract, schedule, closing certificate, opinion, or other closing document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of Pentec and PCM with full and fair disclosure concerning Pentec, PCN, the Business and Pentec's and PCM's affairs.

            4.34 Director and Officer Insurance. Pentec and PCM have maintained insurance for their officers and directors for the last five (5) years without any lapse in coverage. As of the Closing Date, no claims have been filed against any officer or director of either Pentec or PCM.

            4.35 Legends. The Seller understands that until such time as the NIM Shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the NIM Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates):

            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            5.1 Organization and Good Standing.

            The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

            5.2 Authority.

            (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

            (b) The execution of this Agreement and the delivery hereof to the Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser's Board of Directors having full power and authority to authorize such actions.

            5.3 Conflicts; Consents of Third Parties.

            (a) The execution and delivery of this Agreement, the acquisition of the NIM Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

            (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

            5.4 Litigation.

            There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

            5.5 Investment Intention.

            The Purchaser is acquiring the NIM Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the NIM Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

            5.6 Broker.

            The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement. Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

            5.7 Issuance of the NIM Shares.

            When delivered upon the Closing, the NIM shares will duly and validly issued, fully paid and nonassessable, free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

            5.8. SEC Documents. Except as disclosed in Schedule 5.8, the Purchaser has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof).

                                   ARTICLE VI
                                    COVENANTS

            6.1 Access to Information.

            The Seller Pentec and PCM agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Pentec, PCM and their Subsidiaries and such examination of the books, records and financial condition of Pentec, PCM and their Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause Pentec, PCM and their Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the Seller Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Pentec, PCM and their Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

            6.2 Conduct of the Business Pending the Closing.

            (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller shall use their best efforts, and shall cause Pentec or PCM to:

                  (i) Conduct the businesses of Pentec or PCM only in the ordinary course consistent with past practice;

                  (ii) Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of Pentec and PCM and (B) preserve its present relationship with Persons having business dealings with Pentec and PCM;

                  (iii) Maintain (A) all of the assets and properties of Pentec and PCM in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of Pentec and PCM in such amounts and of such kinds com-parable to that in effect on the date of this Agreement;

                  (iv) (A) maintain the books, accounts and records of Pentec and PCM in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of Pentec and PCM; and

                  (v) Comply in all material respects with applicable Laws.

            (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller shall not, and shall cause Pentec and PCM not to:

                  (i) Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of Pentec or PCM or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, Pentec or PCM;

                  (ii) Transfer, issue, sell or dispose of any shares of capital stock or other securities of Pentec or PCM or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Pentec or PCM;

                  (iii) Effect any recapitalization, reclassification, stock split or like change in the capitalization of Pentec or PCM;

                  (iv) Amend the certificate of incorporation or by-laws of Pentec or PCM;

                  (v) (A) materially increase the annual level of compensation of any employee of Pentec or PCM, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers,
(C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Pentec or PCM is a party or involving a director, officer or employee of Pentec or PCM in his or her capacity as a director, officer or employee of Pentec or PCM;

                  (vi) Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person, or change the terms of payables or receivables;

                  (vii) Subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of Pentec or PCM;

                  (viii) Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of Pentec or PCM except, with respect to the items listed on Schedule 6.2(b)(viii) hereto, as previously consented to by the Purchaser;

                  (ix) Cancel or compromise any debt or claim or waive or release any material right of Pentec or PCM except in the ordinary course of business consistent with past practice;

                  (x) Enter into any commitment for capital expenditures or the purchase of assets out of the ordinary course in excess of $5,000;

                  (xi) Permit Pentec or PCM to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

                  (xii) Permit Pentec or PCM to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

                  (xiii) Except for transfers of cash pursuant to normal cash management practices, permit Pentec or PCM to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Seller or any Affiliate of the Seller; or

                  (xiv) Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

            6.3 Consents.

            The Seller Pentec and PCM shall use their best efforts, and the Purchaser shall cooperate with the Seller, Pentec and PCM, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Seller, Pentec and PCM nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

            6.4 Other Actions.

            Each of the Seller, Pentec, PCM and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

            6.5 No Solicitation.

            The Seller will not, and will not cause or permit Pentec, PCM or any of the Pentec's or PCM's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in Pentec or PMC other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of Pentec or PCM in connection with an Acquisition Transaction, or
(iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Purchaser in writing immediately following the receipt by Seller, Pentec, PCM or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

            6.6 Preservation of Records.

            The Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of Pentec and PCM for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

            6.7 Publicity.

            None of the Seller, Pentec, PCM nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, Pentec, PCM or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

            6.8 Use of Name.

            The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser, Pentec and PCM shall have the sole right to the use of the name "Pentec, Inc." and "Pentec Capital Management, Inc.", and any derivation of the aforementioned names and the Seller shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof.

            6.9 Non-Competition and Non-Solicitation Agreements.

            On or prior to the Closing Date, Michael Callahan shall enter into a non-competition and non-solicitation agreement with the Purchaser and the Company, substantially in the form of the agreement attached hereto as Exhibit
6.9 (the "Non-Competition Agreement").

            6.10 Financial Statements.

            The Seller shall deliver the Financial Statements to the Purchaser within thirty (30) days after the Closing Date.

            6.11 Pentec and PCM Credit Cards

            On or prior to the Closing Date, Michael Callahan shall provide all credit cards in the name of Pentec or PCM to Purchaser.

            6.12 Tax Matters

                  (a) Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods through and including the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof). The Seller shall permit Pentec, PCM and the Purchaser to review and provide comments, if any, on each such Return described in the preceding sentence prior to filing. Unless the Purchaser, Pentec, or PCM provides comments to the Seller, Pentec or PCM shall deliver to the Seller each such Return signed by the appropriate officer(s) of Pentec and PCM for filing within ten (10) days following the Seller's delivery to Pentec, PCM and the Purchaser of any such Return. The Seller shall deliver to Pentec and PCM promptly after filing each such Return a copy of the filed Return and evidence of its filing. The Seller shall pay the costs and expenses incurred in the preparation and filing of the Tax Returns on or before the date such costs and expenses are due.

                  If Pentec or PCM provide comments to the Seller and at the end of such ten (10) day period Pentec, PCM and the Seller have failed to reach written agreement with respect to all of such disputed items, the parties shall submit the unresolved items to arbitration for final determination. Promptly, but no later than thirty (30) days after its acceptance of its appointment as arbitrator, the arbitrator shall render an opinion as to the disputed items. The determination of the arbitrator shall be conclusive and binding upon the parties. Pentec, PCM and the Seller (as a group) shall each pay one half of the fees, costs and expenses of the arbitrator. The prevailing party may be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto as determined by the arbitrator.

                  (b) Tax Periods Beginning and Ending After the Closing Date. Pentec, PCM or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of Pentec and PCM for Tax periods that begin and end after the Closing Date.

                  (c) Refunds and Tax Benefits. Any tax refunds that are received after the Closing Date by the Seller, Pentec or PCM (other than tax refunds received in connection with such Seller's individual tax return) and any amounts credited against tax to which the Seller, Pentec or PCM becomes entitled, shall be for the account of the Seller.

                  (d) Cooperation on Tax Matters.

                        (i) The Purchaser, Pentec, PCM and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Pentec, PCM and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Pentec and PCM relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Pentec, PCM or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                        (ii) The Purchaser and the Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                        (iii) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to ss.6043 of the Code and all Treasury Department Regulations promulgated thereunder.

            6.13 Bonus Pool.

            For the first twenty-four month period following the Closing Date (the "Initial Bonus Period"), each of the employees of Pentec and PCM shall be eligible to participate in a bonus pool equal to 10% of the Company's Adjusted EBITDA in excess of $700,000 (seven hundred thousand US dollars) during each of the first two twelve (12) month periods following the Closing Date, which such bonus shall be determined and awarded within the joint discretion of the Purchaser and Seller.

            6.14 Piggyback Registration Rights

            If at any time the Purchaser shall determine to file with the Securities and Exchange Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended (the "Securities Act"), of any of its equity securities (other than (i) the amendment of a Registration Statement previously filed or the filing of a Registration Statement that was previously filed and withdrawn or (ii) on Form S-4, Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other bona fide, employee benefit plans), the Purchaser shall use its best efforts to include in such Registration Statement all of the NIM Shares; provided, however, that it shall be within Purchaser's sole discretion to reduce or eliminate the number of NIM Shares that are included in a Registration Statement to the extent necessary to satisfy the Securities and Exchange Commission's requirements pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Seller shall be treated the same as any other person who received shares of Purchaser pursuant to the terms of any acquisition made by Purchaser.

            6.16 Maintenance of Insurance Coverage.

            So long as any of the  Seller's  indemnification  obligations  under
Article IX below continue to exist, the Purchaser shall maintain insurance coverage for Pentec and PCM on terms at least as favorable as the terms existing on the Closing Date, including without limitation as to deductibles, limits of liability and categories of risks covered. In the event that the Purchaser fails to comply with this Section 6.16, the indemnification obligations of the Seller pursuant to Article IX below shall be deemed to be modified in such a manner as to give effect to the terms of the insurance coverage that was in effect prior to the Closing Date.

            6.17 ING Receivable

            Upon receipt of the ING receivable by Pentec in the approximate amount of $36,559, Purchaser shall, as soon as practicable, cause such cash received in connection with the ING receivable to be assigned to Seller.

                                  ARTICLE VII
                              CONDITIONS TO CLOSING

            7.1 Conditions Precedent to Obligations of Purchaser.

            The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

            (a) all representations and warranties of the Seller, Pentec and PCM contained herein shall be true and correct as of the date hereof;

            (b) all representations and warranties of the Seller, Pentec and PCM contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller, Pentec and PCM contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

            (c) the Seller, Pentec and PCM shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

            (d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

            (e) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

            (f) there  shall  not have been or  occurred  any  Material  Adverse
Change;

            (g) the Seller, Pentec and PCM shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

            (h) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, Pentec and PCM, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

            (i) the Purchaser shall have received the written resignations of each director and officer of the Company;

            (j) the Non-Competition Agreement shall have been executed; and

            (k) the Purchaser shall have received information satisfactory in its sole discretion to verify the accuracy of all financial information delivered by the Seller to the Purchaser.

            7.2 Conditions Precedent to Obligations of the Seller and the Company.

            The obligations of the Seller, Pentec and PCM to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller, Pentec and PCM in whole or in part to the extent permitted by applicable law):

            (a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

            (b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

            (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

            (d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c); and

            (e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII
                            DOCUMENTS TO BE DELIVERED

            8.1 Documents to be Delivered by the Seller.

            At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

            (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

            (b) the certificates referred to in Section 7.1(d) and 7.1(e) hereof;

            (c) copies of all consents and waivers referred to in Section 7.1(g) hereof;

            (d) the Non-Competition Agreement, duly executed by all parties other than the Purchaser;

            (e) written resignations of each of the officers and directors of the Company;

            (f) certificate of good standing with respect to the Company issued by the Secretary of State of the State of incorporation, and for each state in which the Company is qualified to do business as a foreign corporation;

            (g) resolution of the board of directors of Pentec and PCM appointing Leonard Neuhaus as the sole director and officer; and

            (g) such other documents as the Purchaser shall reasonably request.

            8.2 Documents to be Delivered by the Purchaser.

            At the Closing, the Purchaser shall deliver to the Seller the following:

            (a) the Cash Purchase Price;

            (b) the Note;

            (c) the NIM Shares;

            (d) the certificates referred to in Section 7.2(d) hereof;

            (e) the Employment Agreement, duly executed by the Company;

            (f) the Non-Competition Agreement, duly executed by the Company or the Purchaser; and

            (g) such other documents as the Seller shall reasonably request.

                                   ARTICLE IX
                                 INDEMNIFICATION

            9.1 Indemnification.

            (a) Subject to Section 9.2 hereof, the Seller hereby agrees to indemnify and hold the Purchaser, Pentec and PCM, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

                  (i) any an all liabilities of Pentec and PCM of every kind, nature, and description, absolute or contingent, existing as against Pentec and PCM prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance Sheet or disclosed in the notes thereto or the Schedules hereto or were incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date;

                  (ii) subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

                  (iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

                  (iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

            (b) Subject to Section 9.2, Purchaser hereby agrees to indemnify and
hold  the  Seller  and  his   Affiliates,   agents,   successors   and   assigns
(collectively, the "Seller Indemnified Parties") harmless from and against:

                  (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

                  (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date; and

                  (iii) any and all Expenses incident to the foregoing.

            9.2 Limitations on Indemnification for Breaches of Representations and Warranties.

            (a) An indemnifying party shall not have any liability under Section 9.1(a)(i), Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.11, 4.24 and 4.29 hereof, exceeds $35,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $35,000 (the "Deductible").

            (b) The Seller shall not have any further liability under Section 9.1(a)(i) or Section 9.1(a)(ii) if the aggregate amount the Seller has paid under this Article IX exceeds the sum of (i) the Cash Purchase Price, (ii) the principal payments actually received by the Seller pursuant to the Note, and
(iii) the net cash proceeds (net of all broker's commissions and selling costs) realized by the Seller upon the sale of any of the NIM Shares. (c) Payments by the Seller pursuant to Section 9.1 shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to the Purchaser or any affiliate thereof and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Purchaser or any affiliate from any third party with respect thereto. The Purchaser shall use commercially reasonable efforts to claim and recover any Expenses or Losses suffered under such insurance policies and other types of indemnity or contribution coverage.

            9.3 Indemnification Procedures.

            (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle


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

or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if
(i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

            (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

            (c) The failure of the indemnified  party to give reasonably  prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

            9.4 Tax Treatment of Indemnity Payments.

            The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

                                   ARTICLE X
                                  MISCELLANEOUS

            10.1 Payment of Sales, Use or Similar Taxes.

            All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

            10.2 Survival of Representations and Warranties.

            The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, and the indemnification obligation set forth in Section 9.1(a)(i) above, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto brought by customers of Pentec or PCM shall terminate unless within twenty-four (24) months after the Closing Date (eighteen months (18) months in the case of all other actions), written notice of such claims is given to the Seller or such actions are commenced.

            10.3 Expenses.

            Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses..

            10.4 Specific Performance.

            The Seller, Pentec and PCM acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller and the Company under this Agreement, including, without limitation, the Seller's obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

            10.5 Further Assurances.

            The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

            10.6 Submission to Jurisdiction; Consent to Service of Process.

            (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the state of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

            10.7 Entire Agreement; Amendments and Waivers.

            This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

            10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

            10.9 Table of Contents and Headings.

            The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

            10.10 Notices.

            All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

      (a)   Purchaser:

            National Investment Managers Inc.
            420 Lexington Avenue
            New York, New York 10170
            Attn:  Leonard Neuhaus, COO
            Phone:  (212) 389-7832
            Facsimile: (212) 389-7831

            Copy to:

            Gregory Sichenzia, Esq.
            Sichenzia Ross Friedman Ference LLP
            1065 Avenue of the Americas
            New York, New York 10018
            Phone:  (212) 930-9700
            Facsimile: (212) 930-9725

      (b)   Seller:

            Michael E. Callahan
            155 Wild Oak Drive
            Southington, CT 06489
            Phone:  (860) 621-6531
            e-mail: mc2332@aol.com

            Copy to:

            Marcus D. Wilkinson, Esq.
            Shipman & Goodwin LLP
            One Constitution Plaza
            Hartford, CT 06103
            Phone:  (860) 251-5937
            Facsimile: (860) 251-5311

            10.11 Severability.

            If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

            10.12 Binding Effect; Assignment.

            This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser; provided, further, that notwithstanding any such assignment or delegation, the Purchaser shall continue to be bound by all the terms of this Agreement. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                            NATIONAL INVESTMENT MANAGERS INC.


                                            By:  /s/ Leonard Neuhaus
                                                 Name:  Leonard Neuhaus
                                                 Title: COO


                                            PENTEC CAPITAL MANAGEMENT, INC.


                                            By: /s/ Michael E. Callahan
                                                Name:  Michael E. Callahan
                                                Title: President


                                            PENTEC, INC.


                                            By: /s/ Michael E. Callahan
                                                Name:  Michael E. Callahan
                                                Title: President


                                            /s/ Michael E. Callahan
                                            Michael E. Callahan

                                   SCHEDULE A

                              ACCOUNTING PRINCIPLES

      For purposes of the Agreement,  "Adjusted  EBITDA" shall mean the earnings
of  the  Company  before  deduction  for  interest,   taxes,   depreciation  and
amortization ("EBITDA"), as adjusted to give effect to the following factors:

      (A) no general or administrative expenses or other corporate overhead of the Purchaser or any of its affiliates shall be allocated to the Company;

      (B) no write downs of assets or business value, or of goodwill, shall be taken into account in determining Adjusted EBITDA;

      (C) no payments of principal or interest, or prepayment penalties, with respect to loans (including the Note) shall be taken into account in determining Adjusted EBITDA; and

      (D) income shall be determined before any provision for federal, state, local and foreign taxes based on or measured by gross or net income and corporate franchise and excise taxes.